EXHIBIT 99.2

                              AMENDMENT NUMBER FOUR
                                     TO THE
                               CELGENE CORPORATION
                   1995 NON EMPLOYEE DIRECTORS' INCENTIVE PLAN
                    (AMENDED AND RESTATED AS OF JUNE 22, 1999
                             AND AS FURTHER AMENDED)

     WHEREAS, the Celgene Corporation (the "Company") maintains the Celgene Corporation 1995 Non Employee Directors' Incentive Plan, as amended and restated as of June 22, 1999 and as further amended (the "Plan");

     WHEREAS, pursuant to Article 11 of the Plan, the Board of Directors of the Company (the "Board") may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan; and

     WHEREAS, the Board desires to amend the Plan, effective as of April 5, 2005.

     NOW, THEREFORE, pursuant to Article 11 of the Plan, the Plan is hereby amended, effective as of April 5, 2005, as follows:

     1. The first sentence of Section 3 of the Plan is amended in its entirety, subject to stockholder approval, to read as follows:

          "The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall not exceed 3,850,000 shares of Common Stock, subject to adjustment as provided in
          Section 9."

     2. Section 5(e) of the Plan is deleted in its entirety.

     3. Section 12 of the Plan is amended in its entirety, subject to stockholder approval, to read as follows:

          "The Plan shall terminate upon the earlier to occur of (a) the adoption of a resolution of the Board termination the Plan, (b) June 30, 2015, and (c) April 5, 2005 if the Plan has not been approved by the Corporation's stockholders at the 2005 Annual Meeting."